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PRESS RELEASE                                            January 18, 2002


                                                         For confirmation call:
ACMAT Corporation                                        Henry W. Nozko, Jr.,
233 Main Street                                          Chairman, President and
New Britain, CT  06050                                   Chief Executive Officer
                                                         (860) 229-9000


             ACMAT CORPORATION ANNOUNCES CHANGE REGARDING SHARES

ACMAT Corporation announced today that due to the passing of Henry W. Nozko, Sr., the Founder, Chairman, President and Chief Executive Officer, the power to vote his majority ownership (direct and indirect) of the Corporation's total voting capital stock has been transferred to fiduciaries previously designated by him.

At the time of his death, Mr. Nozko, Sr. owned of record or beneficially shares of the Corporation's Common Stock and Class A Stock having approximately 53% of the total voting power of the Corporation's voting capital stock. During the pendency of Mr. Nozko's estate, such voting power will be vested in the executors of the estate who are expected to be his son, Henry W. Nozko, Jr., the current Chairman, President and Chief Executive Officer of the Corporation, and his daughter Pamela N. Cosmas, subject to their appointment by the probate court with jurisdiction over Mr. Nozko's estate.

Under applicable securities laws, this constitutes a change in control of the company. In a Form 8-K filing submitted today, the SEC was notified that voting power for ACMAT's nearly 53 % ownership of the company's Common shares has passed.